Exhibit (h) (2) (n)
SCHEDULE A
ADMINISTRATION and SHAREHOLDER SERVICES AGREEMENT
PL Portfolio Optimization Conservative Fund
PL Portfolio Optimization Moderate-Conservative Fund
PL Portfolio Optimization Moderate Fund
PL Portfolio Optimization Moderate-Aggressive Fund
PL Portfolio Optimization Aggressive Fund
PL Money Market Fund
PL International Value Fund
PL Short Duration Bond Fund
PL Growth LT Fund
PL Mid-Cap Equity Fund
PL Large-Cap Growth Fund
PL International Large-Cap Fund
PL Small-Cap Value Fund
PL Main Street Core Fund
PL Emerging Markets Fund
PL Managed Bond Fund
PL Inflation Managed Fund
PL Large-Cap Value Fund
PL Comstock Fund
PL Mid-Cap Growth Fund
PL Small-Cap Growth Fund

PL Real Estate Fund
PL Floating Rate Loan Fund
PL Income Fund
PL Floating Rate Income Fund
PL High Income Fund
PL Short Duration Income Fund
PL Strategic Income Fund
PL Emerging Markets Debt Fund
PL Currency Strategies Fund
PL Global Absolute Return Fund
PL Precious Metals Fund
PL Alternative Strategies Fund*

*	This Fund to commence operations on December 31, 2012.

Effective: December 7, 2012 AGREED TO & ACCEPTED BY: PACIFIC LIFE FUNDS

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
Name:	Howard T. Hirakawa	Name:	Laurene E. MacElwee
Title:	Vice President	Title:	VP & Assistant Secretary

PACIFIC LIFE INSURANCE COMPANY

By:	/s/ Howard T. Hirakawa	By:	/s/ Lori K. Lasinski
Name:	Howard T. Hirakawa	Name:	Lori K. Lasinski
Title:	VP, Fund Advisor Operations	Title:	Assistant Secretary